Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com
MYOGEN REPORTS POSITIVE TOP LINE RESULTS FOR AMBRISENTAN PHASE 3
TRIAL IN PULMONARY ARTERIAL HYPERTENSION

Significant Improvement in Six-Minute Walk Distance of 59.4 Meters and in Time to Clinical
Worsening with No Observed Liver Function Abnormalities
Denver, Colorado, December 12, 2005 — Myogen, Inc. (Nasdaq: MYOG) today announced positive top line results of the ARIES-2 trial, the first pivotal Phase 3 trial evaluating ambrisentan, an oral endothelin receptor antagonist (ERA), in pulmonary arterial hypertension (PAH). The trial met the primary efficacy endpoint of improved exercise capacity, the key secondary endpoint of time to clinical worsening and several other secondary efficacy endpoints.
The primary efficacy endpoint of the ARIES-2 trial was the placebo-corrected mean change in six-minute walk distance (6MWD) at week 12 compared to baseline. Results of the trial demonstrated that with once-daily dosing, 5 mg of ambrisentan improved the placebo-corrected mean 6MWD by 59.4 meters (p=0.0002) and 2.5 mg of ambrisentan improved the placebo-corrected mean 6MWD by 32.3 meters (p=0.0219). For the placebo group, the mean 6MWD at week 12 decreased from baseline by 10.1 meters. Improvements in time to clinical worsening compared to placebo were observed for both the 5 mg dose group (p=0.0076) and the 2.5 mg dose group (p=0.0048).
The trial safety results demonstrated ambrisentan was generally well tolerated. The most frequent adverse event was headache, which occurred in 12.7% of patients in the 5 mg dose group and 7.8% in the 2.5 mg dose group, compared to 6.2% in the placebo group. No patients treated with ambrisentan developed serum aminotransferase concentrations greater than three-times the upper limit of the normal range, compared to one patient in the placebo group. Ambrisentan had no apparent effect on the activity or dosage of warfarin-type anticoagulants commonly prescribed for patients with PAH.
“We believe the robustness of these results is unprecedented for oral therapies for patients with pulmonary arterial hypertension and represents a significant achievement for ambrisentan and Myogen,” said J. William Freytag, President and Chief Executive Officer of Myogen. “We greatly appreciate the support and efforts of the ARIES-2 clinical sites. Based on the properties of ambrisentan and the clinical results obtained to date, we believe that, if approved, ambrisentan has the potential to offer significant advantages over other endothelin receptor antagonists for the treatment of PAH. We are excited by the
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progress of the ambrisentan clinical program and look forward to learning the results of ARIES-1 in the second quarter of 2006.”
“The top line results of this trial fulfilled our expectations in every regard,” said Dr. Michael Gerber, Senior Vice President of Clinical Development and Regulatory Affairs for Myogen. “The magnitude of improvement in six-minute walk distance and dose-response for the primary endpoint were impressive. Furthermore, the delay in clinical worsening observed at week 12 for both dose groups compared to placebo was remarkable. These results and those of our long-term Phase 2 trial suggest that, if approved, ambrisentan could ultimately represent a major treatment advance for patients with pulmonary arterial hypertension.”
In January 2004, Myogen announced the initiation of two pivotal Phase 3 clinical trials, ARIES-1 and ARIES-2, evaluating the safety and efficacy of ambrisentan in patients with PAH. The ARIES trials are randomized, double-blind, placebo-controlled trials of identical design except for the doses of ambrisentan studied and the geographic locations of the investigative sites. Both trials were designed to enroll 186 patients (62 patients per dose group). ARIES-1 will evaluate once-daily doses of 5 mg and 10 mg of ambrisentan. ARIES-2 evaluated once-daily doses of 2.5 mg and 5 mg of ambrisentan. The primary efficacy endpoint is exercise capacity, measured as the mean change from baseline at 12 weeks in the 6MWD compared to placebo. Secondary endpoints include time to clinical worsening, World Health Organization (WHO) functional class, SF-36™ Health Survey, and Borg dyspnea index. ARIES-2 enrolled 192 patients primarily from Europe, while ARIES-1 enrolled 202 patients primarily from the United States. The Company expects to report top line results for ARIES-1 in the second quarter of 2006. In addition, more than 300 patients continue ambrisentan treatment in long-term trials with maximum exposure of more than three years.
The top line results of the ARIES-2 trial and the results to date of Myogen’s Phase 2 trial of ambrisentan in PAH and related long-term study have demonstrated:
•	Improvement in exercise capacity that is significant, early in onset and durable

•	Significant improvement in time to clinical worsening

•	Comparable benefit in exercise capacity in patients with WHO functional class II symptoms relative to those with class III symptoms

•	An apparent survival benefit when compared with predicted survival based on the National Institutes of Health Registry formula

•	Effectiveness with once-daily dosing and the potential for dose flexibility

•	Low incidence and severity of liver function test abnormalities at all doses

•	No apparent drug-drug interactions with warfarin-type anticoagulants
Based on results to date and the properties of ambrisentan, Myogen believes that, if ambrisentan is ultimately approved, it may offer significant clinical benefit to PAH patients not provided by other PAH therapies.
About Pulmonary Arterial Hypertension
PAH is a highly debilitating disease characterized by severe constriction of the blood vessels in the lungs leading to very high pulmonary arterial pressures. These high pressures make it difficult for the heart to pump blood through the lungs to be oxygenated. Patients with PAH suffer from extreme shortness of breath as the heart struggles to pump against these high pressures causing such patients to ultimately die of heart failure. PAH can occur with no known underlying cause, or it can occur secondary to diseases such as connective tissue disease, congenital heart defects, cirrhosis of the liver and HIV infection. PAH afflicts approximately 200,000 patients worldwide.
About Ambrisentan
Ambrisentan is an investigational drug being developed as a once daily oral therapy for patients with PAH and has been granted orphan drug designation for the treatment of PAH in both the United States and European Union.
Ambrisentan is a non-sulfonamide, propanoic acid-class, type-A selective endothelin receptor antagonist. Endothelin is a small peptide hormone that plays a critical role in the control of blood flow and cell growth. Elevated endothelin blood levels are associated with several cardiovascular disease conditions, including pulmonary arterial hypertension, chronic renal disease, coronary artery disease, hypertension and chronic heart failure. The Company believes that agents that block the detrimental effects of endothelin may provide significant benefits in the treatment of these conditions.
Conference Call
J. William Freytag, President and CEO, and other members of Myogen’s senior management will discuss the ARIES-2 top line results via webcast and conference call on Monday, December 12, 2005 at 8:30 am Eastern. To access the live webcast, please log on to the Company’s website at www.myogen.com and go to the Investor Relations section. Alternatively, callers may participate in the conference call by dialing 800-366-3908 (domestic) or 011-1-303-262-2140 (international). Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Friday, December 30, 2005. Callers can access the replay by dialing 800-405-2236 (domestic) or 011-1-303-590-3000 (international). The passcode is 11048390#.
About Myogen
Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. Myogen currently has two product candidates in late-stage clinical development: ambrisentan for the treatment of patients with pulmonary arterial hypertension and darusentan for the treatment of patients with resistant hypertension. The Company also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit Myogen’s website at www.myogen.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including summary statements relating to the top line results of the Company’s ARIES-2 clinical trial, summary statements relating to the results of the Company’s Phase 2 trial of ambrisentan in patients with PAH and the related extension trial, and summary statements relating to the potential efficacy and safety profile of ambrisentan. Actual results could differ materially from those projected and the Company cautions investors not to place undue reliance on the forward-looking statements contained in this release.
Results from clinical trials, including the Company’s ARIES-2 trial, are not necessarily predictive of future clinical results, including possible results of the ARIES-1 trial. Top line results may not be confirmed upon full analysis of the detailed results of a trial and additional information relating to the safety, efficacy or tolerability of the Company’s product candidates, including ambrisentan, may be discovered upon further analysis of trial data and upon review and analysis of additional trial data, including data from the Company’s ongoing ARIES-1 trial and its Phase 2 and Phase 3 extension trials of ambrisentan in patients with PAH. If the Company’s product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and the Company will not be able to market them. Even if the Company’s product candidates meet safety and efficacy endpoints, regulatory authorities may not approve them, the Company may not be able to successfully market them, or the Company may face post-approval problems that require the withdrawal of its product from the market. There can be no assurance that Myogen’s product candidates, including ambrisentan, will be proven safe and effective for use in humans. Abnormal elevations of liver function test results, including elevated serum aminotransferase concentrations, have been reported in trials of other endothelin receptor antagonists. The Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market its product candidates, competition from other biotechnology and pharmaceutical companies, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. Delays in initiating or conducting clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.
Additional risks and uncertainties relating to the Company and its business can be found in the “Risk Factors” section of Myogen’s Form 10-K for the year ended December 31, 2004 and Myogen’s reports on Form 10-Q and Form 8-K. It is Myogen’s policy to only update or reconfirm its public guidance by issuing a press release or filing a periodic or current report with the Securities and Exchange Commission. The Company generally plans to provide guidance as part of its annual and quarterly earnings releases but reserves the right to provide guidance at different intervals or to revise its practice in future periods. All information in this press release is as of December 12, 2005. Myogen undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.
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